Exhibit 99.1



            AutoCorp & Pacific Auto Group Complete Merger Transaction



FRISCO, Texas, August 12, 2003, AutoCorp Equities, Inc. (OTBCC:ACOR) announced today that it has satisfied all of the terms and conditions of the proposed merger with Pacific Auto Group and the transaction has been finalized. The merger will provide AutoCorp's two subsidiaries, American Finance Company (AFCO) and AutoCorp Financial Services (AFS) with capital and credit lines to expand their business plans at a highly accelerated pace. "With the addition of AFCO's approximately $23 million in assets, we now believe we have access to sufficient capital necessary to meet the current sales demand created by our loan pool participation programs" says Charles Norman, CEO of AutoCorp Equities. "AFS's expansion of its participation programs will also help relieve AFCO of the capital restrictions that have limited its portfolio growth and expansion into new regional markets," Norman concludes. Pacific Holdings Group, AutoCorp's new majority shareholder, has set new goals for the company according to Jack Takacs, Pacific's Chairman and CEO. "We are providing AutoCorp, through this merger and other financial relationships, with what we believe are the tools to meet our expectations and build solid share value for all of our stockholders" states Takacs. Pacific Holdings Group is a subsidiary of Pacific Electric Wire & Cable Co., Ltd, a Taiwan-based public company (PEWC).

AutoCorp Equities, Inc. is a publicly traded company whose subsidiaries specialize in the financial servicing industry. These services include the purchase and sale of point-of-sale originations on a flow basis, the purchase and sale of loan portfolios, servicing and asset management of prime and non-prime automobile loans. American Finance Company, Inc. is a consumer finance company specializing in the purchase and sale of retail installment contracts. These contracts are primarily originated by licensed motor vehicle dealers in connection with the sale of used automobiles, light duty trucks and passenger vans. AFCO has also developed a unique software origination package that allows for a faster and more consistent way to manage loan originations. AFCO markets its software and loan programs to dealers through a strategic alliance with a major auto dealer vehicle inventory-financing provider. The company's alliance is with the largest floor-planner in the industry, servicing over 15,000 independent auto dealerships nationwide. AFCO is currently completing negotiations for a ten million dollar bank credit line that can be increased substantially as warranted by the company's growth. AFCO is also adding several new `loan takeout' affiliations to increase lending support for its flow originations. These new associations will allow the company to fully service its newly acquired dealership affiliations on a national level without capital limitations. Another subsidiary, AutoCorp Financial Services, has established a unique bank and credit union loan participation program under which it provides automobile loan portfolios, payment servicing and asset management to its investment partners. AFS's participation programs will also be utilized by other AutoCorp Equities subsidiaries.

The statements contained in this release, which are not historical statements of fact, may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in the forward-looking statements herein.

For  further   information,   call  Terri  Ashley  at   214/618-6400   or  email
tashley@autocorp.net

SOURCE AutoCorp Equities Inc.